Exhibit 10.5

AMENDMENT TO CHANGE LAPSE OF FORFEITURE RESTRICTIONS

WHEREAS, Alliant Energy Corporation, a Wisconsin corporation (the “Company”) and Eliot G. Protsch (the “Employee”) entered into a Special Restricted Stock Agreement dated July 11, 2005 (the “Agreement”) which granted the Employee 17,440 shares of common stock, par value $0.01 per share of the Company subject to Forfeiture Restrictions (as defined in the Agreement) (the “Restricted Shares”);

WHEREAS, the only Restricted Shares that remain unvested are 8,720 shares, all of which vest on July 11, 2010;

WHEREAS, the Employee announced plans to retire from the Company on January 2, 2010;

WHEREAS, the Compensation and Personnel Committee of the Board of Directors of the Company, in Consent Resolutions dated November 18, 2009 (the “Consent Action”), agreed to amend the Agreement to provide that the Forfeiture Restrictions shall immediately lapse upon Mr. Protsch’s retirement from the Company, thus fully vesting the remaining Restricted Shares; and

WHEREAS, the Company and the Employee desire to memorialize the Consent Action with this Amendment pursuant to Section 13 of the Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the promises and of the covenants and agreements herein set forth, the parties hereto mutually covenant and agree as follows:

1.	Section 2(c) of the Agreement is hereby amended by adding the following sentence to the end of Section 2(c):

Notwithstanding the forgoing, the Forfeiture Restrictions shall immediately lapse on upon Employee’s retirement from the Company on January 2, 2010.

2.	The remainder of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this amendment to be effective by signing below.

ALLIANT ENERGY CORPORATION (the "Company")

By:

Its:

EMPLOYEE:

Eliot G. Protsch